Exhibit 3.22

MEMBERS AGREEMENT

THIS AGREEMENT is made and entered into as of this 6th day of April, 2005, by the undersigned, Duplainville Transport, Inc., being the sole member (“Sole Member”) of Quad/Air, LLC, a Wisconsin limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Sole Member has caused the conversion of the Company to a limited liability company by having a Certificate of Conversion filed with the Wisconsin Department of Financial Institutions, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference, as provided in the Wisconsin Limited Liability Company Act (the “WLLCA”); and

WHEREAS, the Sole Member is hereby affirming its membership in the Company, acknowledging the contributions and the values thereof made by it, and assenting to the operation of the Company under the WLLCA.

NOW, THEREFORE, in consideration of the premises and promises herein contained, the undersigned hereby agrees as follows:

1.                                      The Company’s purpose is to conduct any lawful business permitted under the WLLCA.

2.                                      The Sole Member has contributed the property described on the Property Schedule attached hereto.  The Sole Member has not agreed to make any additional contributions to the Company.

3.                                      Solely for purposes of determining compliance with Section 183.0801 of the WLLCA, the assignee or transferee of a membership interest shall be considered a member of the Company, but shall otherwise have only those rights and interests of an assignee unless and until admitted as a member pursuant to the WLLCA.

4.                                      The Company is to be dissolved and its business wound up as provided in the WLLCA.

5.                                      The provisions of the WLLCA relating to a limited liability company, the management of which has been vested in its members, shall apply to the operations and management of the Company.

6.                                      The foregoing provision notwithstanding, the members may appoint officers of the Company who, to the extent provided by the members, may have and may exercise all the powers and authority of the members in the conduct of the business and affairs of the Company.  The officers of the Company may consist of a President, a Treasurer, a Secretary, or other officers or agents as may be elected or appointed by the members.  The members may provide rules for the appointment, removal, supervision and compensation of such officers, the scope of their authority, and any other matters relevant to the positions.  The officers shall act in the name of the Company and shall supervise its operation, within the scope of their authority, under the direction and management of the members.  The officers of the Company, and their respective titles, shall initially be:

Thomas A. Quadracci	President
David K. Riebe	Vice-President
John C. Fowler	Treasurer
Andrew R. Schiesl	Secretary

Any action taken by a duly authorized officer, pursuant to authority granted by the members in accordance with this Members Agreement, shall constitute the act of and serve to bind the Company, and each member hereby agrees neither to dispute such action nor the obligation of the Company created thereby.

The President shall be the chief executive officer of the company and shall, subject to the control of the members, have general supervision, direction, and control of the business and the officers of the Company.  The President shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the members or this Members Agreement.

In the absence or disability of the President, the Vice Presidents shall perform all the duties of the President and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President.  The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the members, this Members Agreement or the President.

The Secretary shall keep or cause to be kept, at the principal executive office of the Company or such other place as the members may direct, a book of minutes of all meetings and actions of members.  The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at members meetings, the membership interests present or represented at members meetings, and the proceedings thereof.

The Treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, and members’ accounts.  The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Company with such depositories as may be designated by the members.

7.                                      This Agreement shall be governed by the laws of the State of Wisconsin without regard to the principles of conflicts of law and may only be amended in writing signed by the Member(s).

IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the date set forth above.

Signature:

DUPLAINVILLE TRANSPORT, INC.		Address

By:	/s/ Thomas Quadracci	W224 N3322 Duplainville Rd.
	Thomas Quadracci, President	Pewaukee, WI 53072

PROPERTY SCHEDULE

Member	Property Contributed		Percentage Interest in the Company

Duplainville Transport, Inc.		*	100%

*Effective                 , 2005 (the “Effective Date”), Quad/Air, Inc., a Wisconsin corporation, was converted into Quad/Air, LLC, a Wisconsin limited liability company, through the filing of a Certificate of Conversion with the Wisconsin Department of Financial Institutions.  As a result of the conversion, the assets of Quad/Air, Inc. immediately prior to the Effective Date were vested in Quad/Air, LLC, and the liabilities of Quad/Air, Inc. were converted to liabilities of Quad/Air, LLC, pursuant to Sections 180.1161(4)(b) and (c) of the Wisconsin Statutes.